Exhibit 99.1

Onstream Media Corporation Reports Fiscal 2011
Second Quarter Financial Results

-- Company Achieves Positive Cash from Operating Activities (before changes in working capital) as well as Record Revenues for the Quarter --

POMPANO BEACH, FL, May 16, 2011 – Onstream Media Corporation (NASDAQ: ONSM), a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing, reported today its financial results for the second fiscal quarter ended March 31, 2011.

Financial Highlights

ñ
Revenues for the three months ended March 31, 2011 were a record $4.5 million, representing an 8.6% increase from the second quarter of fiscal 2010 and a 5.9% increase sequentially (from the first quarter of fiscal 2011). Revenues for the first six months of fiscal 2011 were $8.7 million, up 6.4% compared to $8.2 million in the first six months of fiscal 2010.

ñ	$82,000 positive cash flow from operating activities (before changes in current assets and liabilities) for the three months ended March 31, 2011.
ñ	Gross margin of $2.9 million for the three months ended March 31, 2011, representing 65.5% of total revenues, was an increase of 9.8% as compared to the year-ago quarter.
ñ	Operating expenses of $3.6 million for the three months ended March 31, 2011 represented a decrease of approximately $83,000, or 2.2%, as compared to the second quarter of fiscal 2010.

Financial Discussion

The approximately $356,000, or 8.6%, increase in consolidated revenues for the three months ended March 31, 2011 was primarily due to higher sales from the Company's Audio and Web Conferencing Services Group, which were approximately $2.4 million for the three months ended March 31, 2011. This represented an increase of approximately $221,000, or 10.4%, from the corresponding period of the prior fiscal year, primarily a result of increased audio conferencing revenues in the Infinite division.

Digital Media Services Group revenues were approximately $2.1 million for the three months ended March 31, 2011, an increase of approximately $135,000, or 6.7%, from the corresponding period of the prior fiscal year, primarily due to an increase in Webcasting division revenues. Webcasting revenue growth was primarily from webcasting services provided to the following governmental entities: the State of California, the California State Department of Technology Services (DTS), the California State Board of Equalization (BOE), the United States Nuclear Regulatory Commission (NRC) and the Internal Revenue Service (IRS).

The approximately $263,000, or 9.8%, increase in consolidated gross margin for the three months ended March 31, 2011 was primarily due to approximately $121,000 additional gross margin from the Webcasting division, corresponding to an approximately $90,000 increase in Webcasting division revenues and an improvement in the Webcasting division’s gross margin percentage from 68.2% to 72.0%. The $263,000 increase in consolidated gross margin also included approximately $80,000 additional gross margin from the Infinite division of the Audio and Web Conferencing Services Group, corresponding to an approximately $188,000 increase in Infinite division revenues.

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Operating expenses were approximately $3.6 million for the three months ended March 31, 2011, a decrease of approximately $83,000 (2.2%) from the corresponding period of the prior fiscal year, due to decreased depreciation and amortization expense.

Onstream’s net loss for the three months ended March 31, 2011 was approximately $1.3 million, or $(0.14) per share, based on 9.5 million weighted average shares outstanding, as compared to a net loss of approximately $1.3 million, or $(0.17) per share in the year-ago quarter, based on 7.6 million weighted average shares outstanding. Onstream’s Q2 FY2011 $1.3 million net loss included approximately $1.4 million of non-cash expenses, including an approximately $341,000 non-cash expense for adjustment of derivative liability to fair value. Other non-cash expenses included in the Q2 FY2011 loss were depreciation and amortization, employee compensation expense arising from the issuance of stock and options, and amortization of deferred professional fee expenses paid for by issuing stock and options.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, commented, “Revenues in the second fiscal quarter of 2011 represent a new record of $4,489,329, which surpassed our previous record revenues in the third fiscal quarter of 2008. We believe this record is even more significant in light of our historical experience of achieving greater revenues in our third fiscal quarter than the second fiscal quarter. We are also pleased to report that we returned to positive cash flow from operating activities (before changes in current assets and liabilities) for the quarter.”

Selman continued, “In addition to the growth in our legacy businesses, we now have 30 signed MarketPlace365 (“MP365”) promoter agreements and our network of MP365 sales agents is also expanding. Recently added MP365 sales agents include WebiMax, a provider of Internet marketing solutions and search engine optimization tools, and SmartSource, a trade show equipment rental and audio visual technology provider who will offer our services in 24 offices throughout the U.S.”

Teleconference

Management will hold a conference call to discuss its financial results for the second fiscal quarter ended March 31, 2011 at 4:30 p.m. ET on Tuesday, May 17, 2011. Interested parties may listen to the presentation live online at http://www.visualwebcaster.com/event.asp?id=79447 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial-in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.visualwebcaster.com/event.asp?id=79447.

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About Onstream Media:

Onstream Media Corporation (Nasdaq:ONSM) is a leading online service provider of live and on-demand corporate audio and web communications, virtual event technology and social media marketing. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include: AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, Qwest and Trade Show News Network (TSNN). For more information, visit Onstream Media at www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Media Relations:	Investor Relations:
Chris Faust	Alon Kutai
FastLane Communications	ProActive Newsroom
973-582-3498	212-828-7373
cfaust@fast-lane.net	Akutai@proactivecrg.com

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ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Six Months Ended March 31,		Three Months Ended March 31,
	2011	2010	2011	2010
REVENUE:
DMSP and hosting	$1,058,153	$1,067,373	$569,344	$515,148
Webcasting	3,008,570	2,873,542	1,553,733	1,463,535
Audio and Web Conferencing	3,650,516	3,242,522	1,841,056	1,652,561
Network usage	947,110	894,637	481,990	438,424
Other	62,233	124,733	43,206	64,026
Total Revenue	8,726,582	8,202,807	4,489,329	4,133,694

COSTS OF REVENUE:
DMSP and hosting	516,600	487,778	295,095	234,770
Webcasting	793,973	791,914	434,696	465,003
Audio and Web Conferencing	1,167,300	994,816	567,193	459,119
Network usage	428,485	382,314	219,779	194,672
Other	53,937	206,081	32,298	102,863
Total Costs of Revenue	2,960,295	2,862,903	1,549,061	1,456,427

GROSS MARGIN	5,766,287	5,339,904	2,940,268	2,677,267

OPERATING EXPENSES:
General and administrative:
Compensation	4,396,456	4,252,712	2,285,947	2,176,335
Professional fees	1,009,863	918,113	467,938	440,054
Other	1,057,583	1,111,205	526,769	565,912
Impairment loss on goodwill and other intangible assets	-	3,100,000	-	-
Depreciation and amortization	753,438	1,116,161	367,241	548,800
Total operating expenses	7,217,340	10,498,191	3,647,895	3,731,101

Loss from operations	(1,451,053)	(5,158,287)	(707,627)	(1,053,834)

OTHER EXPENSE, NET:
Interest expense	(543,852)	(537,929)	(243,512)	(302,529)
Loss for adjustment of derivative liability to fair value	(202,006)	-	(340,667)	-
Other income, net	8,669	95,011	1,257	96,199

Total other expense, net	(737,189)	(442,918)	(582,922)	(206,330)

NET LOSS	$(2,188,242)	$(5,601,205)	$(1,290,549)	$(1,260,164)

LOSS PER SHARE - basic and diluted	$(0.24)	$(0.75)	$(0.14)	$(0.17)
Weighted average shares of common stock outstanding – basic and diluted	9,118,201	7,512,738	9,502,669	7,596,482

99.1-4

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011 (unaudited)	September 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$313,192	$825,408
Accounts receivable, net of allowance for doubtful accounts of $364,314 and $363,973, respectively	2,556,786	2,805,420
Prepaid expenses	495,041	316,591
Inventories and other current assets	125,306	125,000
Total current assets	3,490,325	4,072,419
PROPERTY AND EQUIPMENT, net	2,876,405	2,854,263
INTANGIBLE ASSETS, net	1,038,483	1,284,524
GOODWILL, net	12,396,948	12,396,948
OTHER NON-CURRENT ASSETS	104,263	104,263
Total assets	$19,906,424	$20,712,417
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,239,117	$2,553,366
Accrued liabilities	1,295,448	1,066,960
Amounts due to directors and officers	459,908	374,124
Deferred revenue	170,998	141,788
Notes and leases payable – current portion, net of discount	1,765,128	1,904,214
Convertible debentures, net of discount	1,022,645	1,626,796
Total current liabilities	6,953,244	7,667,248
Notes and leases payable, net of current portion and discount	104,877	120,100
Convertible debentures, net of discount	781,966	815,629
Detachable warrants, associated with sale of common shares and Series A-14 Preferred	588,410	386,404
Total liabilities	8,428,497	8,989,381

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, 35,000 issued and outstanding	3	3
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, 420,000 issued and outstanding	42	42
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 9,815,943 and 8,384,570 issued and outstanding, respectively	982	838
Additional paid-in capital	137,411,745	135,453,812
Unamortized discount	(221,076)	(297,422)
Accumulated deficit	(125,713,769)	(123,434,237)
Total stockholders’ equity	11,477,927	11,723,036
Total liabilities and stockholders’ equity	$19,906,424	$20,712,417

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